AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
MONTHLY PRICING SUPPLEMENT, DATED APRIL 1, 2013,
TO THE PROSPECTUS, DATED APRIL 27, 2012

Monthly Pricing Supplement
(unaudited)

On April 1, 2013, our net asset value (“NAV”) per institutional share is $9.927 and our NAV per retail share is $10.037.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of March 1, 2013:	$ 10,388,426.78

Net Assets as of April 1, 2013:
Real Estate Properties, at Fair Value	$ 30,245,163.38
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,343,629.28
Subscriptions Receivable	-
Prepaid Organizational and Other Costs	4,501,270.89
Total Net Assets	36,090,063.55
Liabilities
Financing	21,016,262.28
Deferred Revenue	130,871.64
Other Liabilities (1)	3,539,758.27
Total liabilities	24,686,892.19
Net Asset Value	$ 11,403,171.36

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
March 4, 2013	$ 9.806	$ 9.909
March 5, 2013	$ 9.806	$ 9.909
March 6, 2013	$ 9.806	$ 9.909
March 7, 2013	$ 9.806	$ 9.909
March 8, 2013	$ 9.806	$ 9.909
March 11, 2013	$ 9.806	$ 9.910
March 12, 2013	$ 9.806	$ 9.910
March 13, 2013	$ 9.806	$ 9.910
March 14, 2013	$ 9.806	$ 9.911
March 15, 2013	$ 9.806	$ 9.911
March 18, 2013	$ 9.806	$ 9.911
March 19, 2013	$ 9.806	$ 9.912
March 20, 2013	$ 9.806	$ 9.912
March 21, 2013	$ 9.806	$ 9.912
March 22, 2013	$ 9.806	$ 9.912
March 25, 2013	$ 9.806	$ 9.913
March 26, 2013	$ 9.806	$ 9.913
March 27, 2013	$ 9.806	$ 9.913
March 28, 2013	$ 9.806	$ 9.913
April 1, 2013	$ 9.927	$ 10.037